Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1 of Driven Brands Holdings, Inc. of our report dated November 13, 2020 relating to the financial statements of Shine Holdco (UK) Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Watford, United Kingdom
August 2, 2021